AMENDED SCHEDULE A
                            DATED DECEMBER 16, 2015
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                        DATED DECEMBER 19, 2014 BETWEEN
                              WINTON SERIES TRUST
                                      AND
                             WINTON CAPITAL US LLC

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance with the following fee schedule:

FUND                                                                    RATE
--------------------------------------------------------------------------------
Winton Global Equity Portfolio                                          0.40%
Winton European Equity Portfolio                                        0.40%
Winton U.S. Equity Portfolio                                            0.40%
Winton International Equity Portfolio                                   0.40%


                                   WINTON SERIES TRUST, on behalf of the Funds listed on this Amended Schedule A

                                        By: /s/ Michael Beattie
                                            -------------------
                                        Name:  Michael Beattie
                                        Title: President

                                   WINTON CAPITAL US LLC

                                        By: /s/ Rajeev Patel
                                            -------------------------
                                        Name:  Rajeev Patel
                                        Title: Director of Winton
                                               Capital Group Limited,
                                               Sole Member of Winton
                                               Capital US LLC